                   SEVERANCE PAY PLAN FOR SALARIED EMPLOYEES

                                      OF

                       ARMSTRONG WORLD INDUSTRIES, INC.

The Severance Pay Plan for Salaried Employees of Armstrong World Industries, Inc. (the "Plan") has been authorized by the Executive Committee of the Board of Directors of Armstrong World Industries, Inc. to be effective on and after May 1, 1989. This Plan supersedes, with the exception of the Armstrong Employment Protection Plan, all prior separation pay policies, practices, and plans of the Company whether in writing or otherwise.

1.   DEFINITIONS

     1.01 "Company" shall mean Armstrong World Industries, Inc., and any subsidiary corporation of Armstrong World Industries, Inc. that shall have adopted this Plan.

     1.02 "Committee" shall mean the Severance Pay Committee where membership shall include at least three salaried employees of the Company who are appointed by the President to administer the Plan.

     1.03 "Date of Termination" shall mean the date on which an eligible Participant terminates service pursuant to Subsection 2.02 hereof.

     1.04 "Disability" shall mean such incapacity due to physical or mental illness or injury as causes an Employee to be absent from employment duties for 180 consecutive calendar days.

     1.05 "Employee" shall mean an individual who is either a Regular Full-Time Salaried Employee; Regular Part-Time Salaried Employee; or a Job Sharing Employee.

     1.06 "Job Sharing Employee" shall mean an individual who is employed by the Company on a salaried basis as an employee on a continuing basis and is expected to work less than the normal number of work hours while sharing responsibility for a full-time salaried job with another Job Sharing Employee.

     1.07 "Earnings" shall mean the greater of either (1) the Employee's unadjusted current monthly base salary multiplied by twelve (12); or (2) the
--------------------------
prior calendar year's earnings as defined in Article I, Section 11 of the Retirement Income Plan for Employees of Armstrong World Industries, except for employees eligible for the Retirement Benefit Equity Plan of Armstrong World Industries, Inc., for whom Earnings shall have the meaning as set forth in
Article 1.04 of that Plan. Notwithstanding the foregoing, any Employee whose last day of employment is the last day of a calendar year, the Earnings shall mean the calendar year's earnings (as defined above) paid through the last day of the Employee's employment.

     1.08 "Regular Full-Time Employee" shall mean any individual who is employed by the Company on a salaried basis as an employee on a continuing basis and is expected to work the normal number of work hours for the location as determined by the Company.

     1.09 "Years of Service" shall mean the eligible Participant's period of service with the Company, including partial years. A Participant who is a key executive as designated by the Board of Directors, or its delegate, will receive credit for years of service for employment prior to such Participant's Company employment.

     1.10 "Regular Part-Time Employee" shall mean any individual who is employed by the Company on a salaried basis as an employee on a continuing basis and is expected to work for the Company less than the normal number of work hours.

2.   PARTICIPATION AND ELIGIBILITY

     2.01 Participants.  The participants in the Plan are all Regular Full-Time
          ------------
or Regular Part-Time Employees of the Company. Any employee who was previously employed by the Company and is rehired shall be entitled to credit for any prior period(s) of employment with the Company for the purpose of calculating Years of Service referenced in Section 1.09 and Section 3.01, in the event that the Employee's reemployment is terminated under conditions which would otherwise entitle the Employee to benefits under the Plan. Any Employee who was previously employed by the Company and who terminated employment and received benefits under this Plan and is subsequently reemployed by the Company shall not be entitled to receive credit for any prior period of employment for which benefits have been paid under this Plan.

     2.02 Eligibility.
          -----------

          (a) Except as otherwise provided in this Section 2.02 or Section 3 of this Plan, any Participant whose employment with the Company is terminated by the Company shall be eligible for benefits under the Appendix, Schedule 2, unless the termination is:

               (1)  because of the death or Disability of the Employee;
               (2)  by the Company for Cause (as defined in Subsection 2.03);
               (3)  by the Employee;
               (4) by the Company in connection with the sale or transfer of a plant, unit, division, or subsidiary of the Company to a successor (whether by reason of a sale of stock or assets), by means of which the Employee continues employment with the successor organization or is offered employment with the successor organization in essentially the same or a similar position, with comparable compensation, within the same geographical area, even if not at the same plant or office;
               (5) by the Company and the employee was offered essentially the same or a similar position, with comparable compensation, within the same geographical area, even if not at the same plant, office or location.

          (b) Any Participant who is involuntarily terminated, as determined by the Committee, due to a reduction in the workforce of the office or manufacturing location at which the Participant is employed, will be eligible for severance benefits set forth in the Appendix, Schedule 3 in lieu of benefits under Schedule 2, provided: (1) the Participant is notified in writing before January 1, 1999, that (s)he will be terminated, and his or her employment ends before January 1, 2000; and (2) the Participant is not otherwise excluded from receiving benefits under Paragraph
               (a) above. This benefit is provided out of concern for employees who lose their jobs during this time of significant technological change and restructuring of the work force.

          (c) Any Participant who is involuntarily terminated, as determined by the Committee, due to a finding of the Executive Committee of the Board of Directors that the requirements of the Participant's position or position status have been fundamentally altered, including changes due to a lack of promotability, will be eligible for severance benefits set forth in the Appendix,
               Schedule 3 in lieu of benefits under Schedule 2, provided: (1) the Participant is notified in writing before January 1, 1999, that (s)he will be terminated, and his or her employment ends before January 1, 2000; and (2) the Participant is not otherwise excluded from receiving benefits under Paragraph (a) above. This benefit is provided out of concern for employees who lose their jobs because the requirements of their positions or their position status have been fundamentally altered due to economic conditions, or present or anticipated structural, procedural or technological change.

          (d) Any Participant who is terminated by the Company for performance-related reasons after January 1, 1999, will be eligible for severance benefits as set forth in the Appendix, Schedule 1, provided that the Participant is not otherwise excluded from receiving benefits under Paragraph (a) or Section 3 of this Plan. This section is not intended to otherwise make benefits available to employees terminated by the Company for Cause (as defined in Subsection 2.03).

     2.03 Termination for Cause.  Termination of a Participant's employment for
          ---------------------
Cause shall be deemed to have occurred if the Participant's employment is terminated by the Company due to the Participant's deliberately engaging in gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to fraud or embezzlement by the Employee.

For purposes of this Section 2.03, no act, or failure to act, on the part of the Participant shall be considered "deliberate" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action or omission was in the best interests of the Company.

     2.04 Effect of Participant's Eligibility to Retire.  No eligible
          ---------------------------------------------
Participant will be denied severance benefits solely because such Participant is also eligible for retirement benefits under another plan of the Company.

     2.05 Reservation of Rights.  The Company reserves the right for the
          ---------------------
Committee to depart from the Schedules listed in the Appendix where the eligible Participant's attendance, job performance, or other job-related conduct appears to the Company to justify an upward or downward adjustment in benefits.
However, in no event shall the maximum benefit payable under the Plan exceed twice such Participant's annual compensation, as defined in 29 C.F.R. Section 2510.3-2(b)(2); nor shall the maximum payment period exceed 24 months after the termination of the Participant's employment.

     2.06 Classification of Employees to Whom the Plan Does Not Relate.  The
          ------------------------------------------------------------
severance policies and procedures contained in this Plan do not apply to employees classified by the Company as temporary or hourly paid employees.

3.   BENEFITS

     3.01 Amount and Schedule of Benefit Payments.  The Company will provide
          ---------------------------------------
severance pay and benefits, as described in paragraphs (a) through (e) below, to a Participant eligible for benefits under this Plan.

     (a)  Accrued Salary.  Any accrued salary not yet paid to the Participant
          --------------
          for services performed prior to the Date of Termination shall be paid in compliance with state law, but not later than 20 calendar days following the Date of Termination.

     (b)  Vacation Pay.  The Participant will be reimbursed for vacation pay to
          ------------
          the Date of Termination in accordance with Company policy.

     (c)  Severance Pay.  Effective January 1, 1998, except for Employees
          -------------
          notified in writing prior to that date, whose severance pay shall be calculated in the manner in effect prior to that date, the Participant shall be paid a severance payment related to the Participant's Years of Service and Earnings. The amount of severance payment shall be calculated using the relevant Schedule of the Appendix as determined under Sections 2.02 and 2.05. Weeks of Severance for partial years of service will be calculated proportionately. A week's pay shall be the Earnings divided by 52.

     (d)  Mode of Payment.  After the eligible Participant has satisfied all
          ---------------
          conditions precedent to receive severance benefits, such benefits will be paid to the Participant by salary continuation until the severance allowance is exhausted, unless the Plan Administrator approves a lump sum payment or some combination of periodic or lump sum payments.

     (e)  Insurance Benefits.  An eligible Participant's insurance benefits
          ------------------
          shall be determined in accordance with the applicable insurance benefit plan.

     3.02 Other Circumstances That Can Result in Disqualification, Forfeiture,
          --------------------------------------------------------------------
          Reduction or Suspension of Severance Benefits.
          ---------------------------------------------

     (a)  Elective Deductions.  An eligible Participant may elect to have
          -------------------
          insurance premiums for Company-sponsored insurance plans deducted from severance payments.

     (b)  Legally Required Deductions.  Appropriate federal, state and local
          ---------------------------
          taxes will be withheld from all severance payments.

     (c)  Effect of Rehire or Reinstatement (Or An Offer of Same).  If an
          --------------------------------------------------------
          eligible Participant is granted severance benefits and the Participant is either rehired or reinstated as a regular salaried employee on a regular full-time basis by the Company (or is offered rehire or reinstatement on a full-time basis by the Company) before the end of the pay continuation period, then the Participant forfeits any unpaid severance payments for the periods following rehire or reinstatement (or the date of offer of same).

     (d)  Effect of Sale of Portion of Business Assets.  Any Participant whose
          --------------------------------------------
          employment with the Company is terminated during or in anticipation of a sale of some, but not all, assets of the Company is not entitled to severance benefits if the purchaser of such assets offers to employ the Participant for substantially the same or greater compensation as the Participant was receiving immediately prior to the Date of Termination, and such offer of employment is made by the purchaser within no later than eight (8) weeks after the termination of the Participant's employment by the Company.

     (e)  Effect of Participant Misconduct.  Any Participant who accepts
          --------------------------------
          severance benefits is obligated to reimburse the Company for the full amount of such payments if the Participant subsequently discloses any of the Company's trade secrets, violates any written covenants between the Participant and the Company, or otherwise engages in conduct that may adversely affect the Company's reputation or business relations. Likewise, a Participant who engages in such conduct shall forfeit any right to any unpaid severance payments.

     (f)  Effect of Adverse Economic Conditions.  The Company may permanently
          -------------------------------------
          suspend benefits under severance allowances in pay status (1) in the event of the Company's insolvency, liquidation, or bankruptcy reorganization or (2) in the event the cost of providing such benefits would lead to the Company's insolvency, liquidation, or bankruptcy reorganization.

     (g)  Effect of Other Severance Pay Laws.  Any severance benefits provided
          ----------------------------------
          by the Company under this Plan shall be reduced dollar-for-dollar by any severance, separation, or any other termination pay benefit that the Company or any of its subsidiaries is required to pay to an eligible Participant under any federal or state law.

     (h)  Effect of Catastrophes and Other Extraordinary Events.  Severance
          -----------------------------------------------------
          payments will not be made if the Participant's employment is terminated because of fire, flood, explosion, bombing, earthquake or other disaster causing damage to the location facilities or when strikes, work stoppages or civil disturbances prevent continued operations.

     (i)  Effect of Temporary Layoffs.  Severance payments will not be made if a
          ---------------------------
          layoff is deemed to be temporary and of limited duration, e.g., a need for inventory reduction in a production facility or activities closely aligned with it. During such periods, Participants are encouraged to take any available vacation to which they may be entitled.

     (j)  Non-Compete Agreement.  The Participant who has been involuntarily
          ---------------------
          terminated may be required to execute a Non-Compete Agreement when the Committee determines that such an Agreement is required to protect the Company. Any Participant who is asked to execute a Noncompete Agreement will receive severance in the amount of One Thousand Dollars ($1,000) as consideration for the Noncompete Agreement. The Non-Compete Agreement must be signed and returned to the Company within 60 days after the Participant's termination date in order for the Participant to receive benefits under this Plan.

     3.03 Condition Precedent to Severance Payments.  For the Employee who
          -----------------------------------------
becomes eligible for severance payments under Section 2.02 of the Plan because the Company eliminates the Participant's position or because the Participant's position has been fundamentally altered, severance payments will not be paid under any circumstances until the eligible Participant executes a Company approved release of the Participant's then existing rights and claims against the Company. The release must be signed and returned to the Company within 60 days after the Participant's Date of Termination in order for the Participant to receive benefits under this Plan. For the Employee who becomes eligible for benefits under the Plan for any other reason, the Committee may but is not required to obtain the release mentioned above.

     3.04 Impact of Armstrong Employment Protection Plan.  Notwithstanding
          ----------------------------------------------
anything to the contrary in this Plan, in the event the Participant's Date of Termination coincides with or follows a change in control, as defined in the Armstrong Employment Protection Plan, no benefits will be paid under this Plan. This Plan applies only in the case of an eligible Participant whose employment has been terminated by the Company prior to the change in control and who is otherwise eligible to receive a benefit hereunder.

4.   AMENDMENT OR TERMINATION.

     The Executive Committee of the Board of Directors of the Company may by written resolution terminate or amend this Plan at any time, provided that no amendment or termination of the Plan may adversely affect the amount, type, or timing of payment of benefits accrued and due and payable hereunder with respect to Participants whose employment has been terminated, except as provided in
Section 3.02 of this Plan. Notwithstanding the foregoing, the Executive Committee of the Board of Directors has delegated the authority to amend the Plan to the Retirement Committee; provided, however, that the Executive Committee reserves the right to rescind or modify such delegation at any time and for any reason and retains the right to amend the Plan itself at any time.

5.   ADMINISTRATION

     5.01 Responsibility for administration of the Plan shall be vested in the Committee, which shall have the sole and exclusive discretionary authority to determine conclusively all questions arising in connection with the administration, interpretation and application of the Plan, either by general rules or by particular decisions, including (but not limited to) questions regarding eligibility for benefits hereunder and the amount, form and timing of payments thereof, and any other matter (including any question of fact) raised by a claimant or identified by the Committee. Any such determination by the Committee shall be binding and conclusive upon all persons. The Committee may correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable by it to carry out the purpose of this Plan. The Committee may delegate administrative tasks as necessary to persons who are not Committee members.

     5.02 All expenses of administering the Plan shall be borne by the Company. No member of the Committee shall receive any remuneration for service in such capacity. However, expenses of the Committee or its members paid or incurred in connection with administering the Plan shall be reimbursed by the Company.

     5.03 The Company may purchase insurance to cover potential liability of the Plan's fiduciaries. The Plan may purchase insurance for its fiduciaries and/or for itself to cover liability and losses occurring by reason of the act or omission of a fiduciary.

     5.04 The Plan is unfunded and all severance payments under the Plan shall be made from the general assets of the Company.

6.   SUCCESSORS; BINDING AGREEMENT

     6.01 In the event of a sale or transfer of a plant, unit, division, or subsidiary of the Company to a successor (whether by reason of a sale of stock or assets) by means of which any Employee continues employment with the successor organization or is offered employment with the successor organization, the Company shall not be obliged to negotiate with the successor organization over whether to establish any severance pay plan, policy, or practice with respect to such Employees or whether to cover such Employees under any existing severance pay plan, policy, or practice already maintained by the successor organization.

     6.02 All rights of an eligible Employee hereunder shall inure to the benefit of and be enforceable by such Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an eligible Employee should die after having satisfied all conditions precedent to the receipt of such benefits, but prior to receiving all amounts of benefits payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in a lump sum in accordance with the terms of this Plan to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate.

7.   ARBITRATION.

     Any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration in Lancaster County, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

8.   MISCELLANEOUS

     8.01 No amount payable under the Plan shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation or change by an eligible Employee or the beneficiary of such Employee except as may be required by law.

     8.02 Neither the Plan nor any action taken hereunder shall be construed either (1) as giving any individual employed by the Company any right to receive severance benefits of a type or in any amount similar to the benefits described in Section 3.01 above, unless the individual qualifies for benefits under this Plan; or (2) as giving any Employee any right to be retained in the employ of the Company.

     8.03 Payments of benefits under this Plan shall be made in lieu of payments of any severance benefits of a type similar to the benefits described in Section
3.01 above that may be offered under any written or unwritten severance pay policy maintained by the Company and there shall be no duplication of benefits previously paid under any such policy.

     8.04 This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania except to the extent preempted by the Employee Retirement Income Security Act or any other federal law.

     8.05 The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

     8.06 Any notice or other communication provided for in this Plan shall be in writing and, unless otherwise expressly stated herein, shall be deemed to have been duly given if mailed by United States registered mail, return receipt requested, postage prepaid addressed in the case of an Employee to the Employee's office at the Company with a copy to the Employee's residence and in the case of the Company to its principal executive offices, attention of the Severance Plan Administrator.


As Amended Through 7/13/98

                                 The APPENDIX
                            Severance Pay Schedules
                            Effective July 13, 1998

Years of                            Number of Weeks
Service             Schedule 1        Schedule 2         Schedule 3
--------------      ----------      ---------------      ----------
   1 or less               2.0                  2.0             2.0
   2                       2.0                  2.0             2.0
   3                       2.0                  3.0             3.0
   4                       2.0                  4.0             4.0
   5                       2.5                  5.0             5.0
   6                       3.0                  6.0             7.0
   7                       3.5                  7.0             9.0
   8                       4.0                  8.0            10.0
   9                       4.5                  9.0            12.0
  10                       5.0                 10.0            14.0
  11                       5.5                 11.0            15.5
  12                       6.0                 12.0            17.5
  13                       6.5                 13.0            19.5
  14                       7.0                 14.0            21.5
  15                       8.0                 16.0            23.5
  16                       9.0                 18.0            25.5
  17                      10.0                 20.0            27.5
  18                      11.0                 22.0            30.0
  19                      12.0                 24.0            32.0
  20                      13.0                 26.0            34.5
  21                      14.0                 28.0            36.5
  22                      15.0                 30.0            39.0
  23                      16.0                 32.0            41.5
  24                      17.0                 34.0            44.0
  25                      18.0                 36.0            46.5
  26                      19.0                 38.0            49.0
  27                      20.0                 40.0            51.5
  28                      22.0                 44.0            54.5
  29                      24.0                 48.0            57.0
  30                      26.0                 52.0            59.5
  31                      26.0                 52.0            62.5
  32                      26.0                 52.0            65.0
  33                      26.0                 52.0            68.0
  34                      26.0                 52.0            71.0
  35                      26.0                 52.0            74.0
  36                      26.0                 52.0            76.5
  37 & over               26.0                 52.0            78.0